EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-33132, 333-80363, 333-07577) of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., and in the related Prospectus and in the Registration Statements (Form S-8 Nos. 333-53410, 333-83371) pertaining to the Stock Option Plans of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., of our report dated March 20, 2003, with respect to the consolidated financial statements of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., included in this amended Annual Report (Form 10-K/A) for the year ended January 31, 2003.

/s/ Sanville & Company

Abington, Pennsylvania

March 9, 2004